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                                                                      Exhibit 99


Wednesday March 28, 5:41 pm Eastern Time
Press Release

Interactive Objects Announces Proposed Private Equity Financing

BELLEVUE, Wash.--(BUSINESS WIRE)--March 28, 2001--Interactive Objects, Inc. (OTCBB:OBJX) today announced that it is offering up to $5 million of convertible
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preferred stock to a strategic investor and to selected accredited investors (as that term is defined in Rule 501(a) under the Securities Act of 1933).

The Company has received written expressions of interest, subject of approval of definitive documents and completion of due diligence, to purchase $2.5 million of the offering and expects to conduct an initial closing on those commitments in the near future. The proceeds of the offering will be used by the Company for general corporate purposes.

The preferred stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the preferred stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About Interactive Objects, Inc.

Interactive Objects is a leading designer of embedded software and hardware solutions for digital audio appliances. iObjects is the creator of the Dadio(TM) digital audio operating system and the Dharma(TM) digital audio reference design. iObjects provides software engineering, hardware design, and manufacturing services, and offers licenses of its proprietary Dadio operating system and Dharma reference design to leading consumer electronics, PC manufacturers, and computer software companies. Interactive Objects is headquartered at 12600 SE 38th, Suite 150, Bellevue, WA 98006, USA. Interactive Objects is listed on the OTC.BB under the symbol "OBJX" and on the "Third Segment" of the Frankfurt Stock Exchange under the symbol "IOX" and German securities code WKN: 913011. The Company can be reached on the web at http://www.iobjects.com/.
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Certain information included in this communication contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. These forward statements are subject to a number of known and unknown risks and uncertainties that could cause actual operations or results to differ materially from those anticipated. These risks include, among others, risks associated with unproven sales of the Company's products, risks associated with the software development process and risks related to the transition to a new management team. Certain of these risks and other risks are described in the Company's Registration Statement on Form SB-2 and Form 10-KSB filed with the Securities and Exchange Commission (SEC). The registration statement is available from the SEC's Web site at http://www.sec.gov/
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